Exhibit 99.1

Kineta Unveils Positive New Data from VISTA-101 Clinical Trial of KVA12123 at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting

Favorable Clinical Safety and Tolerability Profile Observed with No Evidence of CRS-associated Cytokines

Achieved Greater Than Dose-Proportional Pharmacokinetics

Biomarker Results Demonstrate Robust VISTA Target Engagement

Additional Monotherapy and Combination Therapy Clinical Data Anticipated in Q2 2024

SEATTLE — (November 6, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today the presentation of new positive data from its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123, the company’s VISTA blocking immunotherapy, in patients with advanced solid tumors at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting. Thierry Guillaudeux, Ph.D., Chief Scientific Officer of Kineta, presented the company’s poster unveiling the new clinical data.

“We are excited to unveil these promising findings from our ongoing VISTA-101 clinical trial. VISTA blocking immunotherapy KVA12123 has performed remarkably well in demonstrating excellent safety and tolerability in the clinic. Notably, the pharmacokinetic data and biomarker assessments demonstrate the drug's potential efficacy and confirm its mechanism of action,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “We continue to advance KVA12123 to the higher monotherapy dose levels, as well as evaluate it in combination with pembrolizumab, where we recently announced the first patient dosed. Kineta is committed to advancing KVA12123 as a potential new immunotherapy for cancer patients in need of new treatment options.”

The Phase 1/2 VISTA-101 trial (NCT05708950) enrolled 11 patients with advanced solid tumors in the first three monotherapy dose-escalation cohorts, where subjects received either 3, 10 or 30 mg of KVA12123 by intravenous (IV) infusion every two weeks. Primary objectives of the Phase 1/2 study are to evaluate the safety and tolerability of KVA12123 and to determine the recommended Phase 2 dose (RP2D). Patients enrolled in the study were heavily pretreated with multiple prior lines of therapy including chemotherapy, radiation and immunotherapy. Additional monotherapy and initial combination therapy data are anticipated in the second quarter of 2024.

Key highlights from the poster presentation:

Safety

Eleven patients were dosed and cleared the first three monotherapy cohorts. KVA12123 was well tolerated at all doses and no dose limiting toxicities (DLT) were observed. All KVA12123 treatment emergent adverse events were grades 1-2. Furthermore, no evidence of cytokine release syndrome (CRS) or associated cytokines including IL-6, TNFα & IL-10 were detected at any of the dose levels.

Pharmacokinetics and VISTA Receptor Occupancy (RO)

KVA12123 exhibited a greater than dose-proportional pharmacokinetic profile in drug exposure across all evaluated doses, consistent with target-mediated drug disposition at lower doses. To guide the RP2D decision, Kineta developed a proprietary assay to evaluate VISTA RO on immune cells from patients treated with KVA12123. KVA12123 achieved a greater than 90% VISTA RO at the 30 mg dose indicating that KVA12123 may be approaching an optimal clinical dose.

Biomarkers

KVA12123 demonstrated dose-proportional on-target biomarker immune responses involved in anti-tumor activity. KVA12123 demonstrated significant efficacy-related cytokine induction of CXCL10, MCP1, MIP1α and MIP1β, which are involved in immune cell activation and recruitment to the tumor microenvironment. Additionally, increases in anti-tumor immune cell subpopulations including nonclassical monocytes, NK cells, CD4+ T cells and CD8+ T cells were observed during treatment. Changes in these key biomarkers and immune cell populations are indicative of the anti-tumor effects of blocking VISTA.

The poster presentation is available for viewing under Publications in the KVA12123 section of the company's website at www.kinetabio.com .

SITC Presentation Details:

Title: VISTA-101 – A phase 1/2 clinical trial of KVA12123, an engineered IgG1 targeting VISTA, alone and in combination with pembrolizumab in advanced solid tumors

Abstract Number: 780

Date / Time: Saturday, November 4 at 9:00 A.M. – 7:00 P.M. Pacific Time

Location: Exhibit Halls A and B1 - San Diego Convention Center

Kineta is advancing the VISTA-101 trial to higher monotherapy dose levels and recently initiated Part B of the study evaluating KVA12123 in combination with pembrolizumab. Additional monotherapy safety and efficacy data and combination therapy clinical data are anticipated in the second quarter of 2024.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

KVA12123 is a VISTA blocking immunotherapy in development as a twice weekly infusion. The drug is being evaluated in a Phase 1/2 clinical trial for patients with advanced solid tumors. Competitive therapies targeting VISTA have demonstrated either poor monotherapy anti-tumor activity in preclinical models or induction of cytokine release syndrome (CRS) in human clinical trials. Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 demonstrates strong monotherapy tumor growth inhibition in preclinical models without evidence of CRS in clinical trial participants. KVA12123 effectively de-risks the VISTA target and provides a novel approach to address immune suppression in the tumor microenvironment (TME) with a mechanism of action that is differentiated and complementary to T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

VISTA (V-domain Ig suppressor of T cell activation) is a negative immune checkpoint that suppresses T cell function in a variety of solid tumors. High VISTA expression in tumor correlates with poor survival in cancer patients and has been associated with a lack of response to other immune checkpoint inhibitors. Blocking VISTA induces an efficient polyfunctional immune response to address immunosuppression and drives anti-tumor responses.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offerings completed in April 2023 and October 2023; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023 and August 11, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.